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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                  Commission File Number 0-25441

                        VOICESTREAM WIRELESS CORPORATION
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             (Exact name of registrant as specified in its charter)


                             3650 131ST AVENUE S.E.
                           BELLEVUE, WASHINGTON 98006
                                 (425) 653-4600
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

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                      COMMON STOCK, NO PAR VALUE PER SHARE
            (Title of each class of securities covered by this Form)


                                      NONE
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
         Rule 12g-4(a)(1)(i)   [X]                Rule 12h-3(b)(1)(i)      [X]
         Rule 12g-4(a)(1)(ii)  [ ]                Rule 12h-3(b)(1)(ii)     [ ]
         Rule 12g-4(a)(2)(i)   [ ]                Rule 12h-3(b)(2)(i)      [ ]
         Rule 12g-4(a)(2)(ii)  [ ]                Rule 12h-3(b)(2)(ii)     [ ]
                                                  Rule 15d-6               [ ]

Approximate number of holders of record as of the certification or notice
date:                  1*
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*On February 25, 2000, the registrant, a Washington corporation, merged with a subsidiary of VoiceStream Wireless Holding Corporation, a Delaware corporation (Commission File Number 0-29667), and became a wholly-owned subsidiary of VoiceStream Wireless Holding Corporation. VoiceStream Wireless Holding Corporation, which changed its name to VoiceStream Wireless Corporation on February 25, 2000, is the successor-in-interest to the registrant.

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, VOICESTREAM WIRELESS CORPORATION has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

         Date:  March 2, 2000         By:      /s/ Alan R. Bender
              ------------------        ----------------------------------------
                                               Alan R. Bender
                                               Executive Vice President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.